EXHIBIT 10.28

METALLUS INC.

Time-Based Restricted Share Unit Agreement

WHEREAS, __________ (“Grantee”) is an employee of Metallus Inc. (the “Company”) or a Subsidiary thereof; and

WHEREAS, the grant of service-based Restricted Share Units evidenced hereby was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board, and the execution of a Restricted Share Unit agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Committee.

NOW, THEREFORE, pursuant to the Metallus Inc. Amended and Restated 2020 Equity and Incentive Compensation Plan (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to Grantee the grant, effective ________ __, 2025 (the “Date of Grant”), of ______ Restricted Share Units (the “RSUs”). All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein have the meanings assigned to them in the Plan.

1.
Payment of RSUs. The RSUs will become payable if the Restriction Period lapses and Grantee’s right to receive payment for the RSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 3 and Section 4 of this Agreement.
2.
RSUs Not Transferrable. None of the RSUs nor any interest therein or in any Common Shares underlying such RSUs will be transferable prior to payment other than by will or the laws of descent and distribution upon the death of Grantee.
3.
Vesting of RSUs. Subject to the terms and conditions of Section 4 and Section 5 of this Agreement, the RSUs will Vest [on the X (but not sooner than the first) anniversary of the Date of Grant] [ratably to the extent of 1/x of the RSUs on the X anniversary of the Date of Grant and 1/x of the RSUs on each of the XXX anniversaries of the Date of Grant] so long as Grantee is in the continuous employ of the Company or a Subsidiary on [each] such date. For purposes of this Agreement, the continuous employment of Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of Grantee’s employment among the Company and its Subsidiaries or if Grantee is absent on leave approved by a duly constituted officer of the Company or its Subsidiaries.
4.
Alternative Vesting of RSUs. Notwithstanding the provisions of Section 3 of this Agreement, and subject to the payment provisions of Section 6 hereof, to the extent the RSUs have not been forfeited pursuant to Section 5 hereof, the RSUs will Vest earlier than the time provided for in Section 3 under the following circumstances:
(a)
Death or Disability: If Grantee dies or becomes permanently disabled while in the continuous employ of the Company or a Subsidiary, then the RSUs will immediately Vest in full. If Grantee dies or becomes permanently disabled during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(b), 4(d) or 4(e), then the RSUs will immediately Vest in full, except that to the extent Section 4(e) applies, the RSUs will immediately Vest only to the extent that the RSUs would have become Vested pursuant to Section 4(e). For purposes of this Agreement, “permanently disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or a Subsidiary or, in the absence of a disability plan or program of the Company or a Subsidiary, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code. As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, including any regulations or any other formal guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service with respect to the sections of the Code referenced in this Agreement.
(b)
Retirement: If Grantee’s continuous employment with the Company or a Subsidiary terminates on or after the 9-month anniversary of the Date of Grant as a result of Grantee’s Retirement, then Grantee will Vest in the RSUs in accordance with the terms and conditions of Section 3 as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the third anniversary of the Date of Grant as described in Section 3 or the occurrence of a circumstance referenced in Section 4(a) or Section 4(c), whichever occurs first. As used herein, “Retirement” means Grantee’s voluntary termination of employment at or after (i) Grantee has reached age 62 and has a combination of (A) Grantee’s age in years, plus (B) Grantee’s years of continuous employment with the Company or a Subsidiary, equal to at least 72 (provided, however, that if Grantee is the Company’s President and Chief Executive Officer on the Date of Grant, the required age and years of continuous employment with the Company or a Subsidiary will be at least 70 instead of 72), and (ii) Grantee has given at least 6 months’ advance written notice to the President and Chief Executive Officer or Executive Vice President, General Counsel and Chief Human Resources Officer of such voluntary termination of employment.
(c)
Change in Control:
(i)
Upon a Change in Control occurring during the Restriction Period while Grantee is in the continuous employ of the Company or a Subsidiary, to the extent the RSUs have not been forfeited, the RSUs will immediately Vest in full (except to the extent that a Replacement Award is provided to Grantee for the RSUs). If Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(b), 4(d) or 4(e), upon a Change in Control during the Restriction Period, then the RSUs will immediately Vest in full, except that to the extent Section 4(e) applies, the RSUs will Vest only to the extent the RSUs would have become Vested pursuant to Section 4(e).
(ii)
As used in this Agreement, a “Replacement Award” means an award (A) of service-based restricted share units, (B) that has a value at least equal to the value of the RSUs, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences relative to the RSUs, (E) that Vests in full upon a termination of Grantee’s employment with the Company or a Subsidiary or their successors in the Change in Control (or another entity that is affiliated with the Company or a Subsidiary or their successors following the Change in Control) (as applicable, the “Successor”) for Good Reason by Grantee or without Cause by such employer, or upon the death of Grantee or Grantee becoming permanently disabled (as defined in Section 4(a)), within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the RSUs (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the RSUs or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(iii)
For purposes of Sections 4(c) and 4(e), “Cause” means with respect to Grantee: (A) any intentional act of fraud, embezzlement or theft in connection with Grantee’s duties with the Company, its Subsidiaries, or Successor, (B) any intentional wrongful disclosure of secret processes or confidential information of the Company, its Subsidiaries, or Successor, or (C) any intentional wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company, its Subsidiaries, or Successor; provided, that, no act, or failure to act, on the part of Grantee will be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Company, its Subsidiaries, or Successor; and further provided, that for any Grantee who is party to an individual severance or employment agreement with the Company or a Subsidiary defining Cause, “Cause” will have the meaning set forth in such agreement. Also for purposes of Section 4(c)(ii), “Good Reason” means: a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that, no later than 90 days following an event constituting Good Reason, Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.
(iv)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid as provided for in Section 6 of this Agreement.
(d)
Divestiture: If Grantee’s continuous employment with the Company or a Subsidiary terminates as the result of a divestiture, then Grantee will Vest in the RSUs in accordance with the terms and conditions of Section 3 as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the third anniversary of the Date of Grant as described in Section 3 or the occurrence of a circumstance referenced in Section 4(a) or 4(c), whichever occurs first. As used herein, the term “divestiture” means a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services, whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.
(e)
Layoff: If (i) Grantee’s continuous employment with the Company or a Subsidiary terminates as the result of a layoff and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee will Vest in a number of RSUs equal to the product of (x) the number of RSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the third anniversary of the Date of Grant or the occurrence of a circumstance referenced in Section 4(a) or Section 4(c), whichever occurs first, multiplied by (y) a fraction (in no case greater than 1), the numerator of which is the number of whole months from the Date of Grant through the end of the specified severance period and the denominator of which is 36. As used herein, a “layoff” means the involuntary termination by the Company or any Subsidiary of Grantee’s employment with the Company or any Subsidiary due to (A) a reduction in force leading to a permanent downsizing of the salaried workforce, (B) a permanent shutdown of the plant, department or subdivision in which Grantee works, (C) an elimination of position. or (D) any or no reason, except for Cause (as defined in Section 4(c)), at the Company’s discretion; provided that a termination under clause (D) will constitute a “layoff” for purposes of this Agreement only (i) upon the prior approval of the Committee in the case of an executive officer, or (ii) upon the prior approval of the President and Chief Executive Officer or Executive Vice President, General Counsel and Chief Human Resources Officer in the case of any other terminated Grantee.
5.
Forfeiture of RSUs. Any RSUs that have not Vested pursuant to Section 3 or Section 4 by the third anniversary of the Date of Grant will be forfeited automatically and without further notice on such date (or earlier if, and on such date that, Grantee ceases to be an employee of the Company or a Subsidiary prior to the third anniversary of the Date of Grant for any reason other than as described in Section 4).
6.
Form and Time of Payment of RSUs.
(a)
General. Subject to Section 5 and Section 6(b), payment for Vested RSUs will be made in cash or Common Shares (as determined by the Committee) within 10 days following the Vesting date specified in Section 3.
(b)
Other Payment Events. Notwithstanding Section 6(a), to the extent the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:
(i)
Change in Control. Upon a Change in Control, Grantee will receive payment for Vested RSUs in cash or Common Shares (as determined by the Committee) on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and where Section 409A of the Code applies to such distribution, Grantee will receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 6.
(ii)
Death or Disability. On the date of Grantee’s death or the date Grantee becomes permanently disabled, Grantee will receive payment for Vested RSUs in cash or Common Shares (as determined by the Committee) on such date.
7.
Dividend Equivalents. Grantee will be credited with cash per RSU equal to the amount of each cash dividend per Common Share paid by the Company (if any) to holders of Common Shares generally with a record date occurring on or after the Date of Grant and prior to the time when the RSUs are paid in accordance with Section 6 hereof. Any amounts credited pursuant to the immediately preceding sentence will be subject to the same applicable terms and conditions (including earning, Vesting, payment, and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts will be paid in either cash or Common Shares, as determined by the Committee in its sole discretion, at the same time as the RSUs to which they relate. If such amounts are paid in Common Shares, the number of shares so paid will be rounded down to the nearest whole number and will be determined by dividing such credited amounts by the Market Value per Share on the payment date.
8.
Detrimental Activity and Recapture.
(a)
Notwithstanding anything in this Agreement to the contrary, in the event that, as determined by the Committee, Grantee engages in Detrimental Activity during employment with the Company or a Subsidiary, the RSUs will be forfeited automatically and without further notice at the time of that determination. As used herein, “Detrimental Activity” means:

(i)
engaging in any activity, as an employee, principal, agent, or consultant, for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which Grantee has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity;
(ii)
soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary;
(iii)
the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or one of its Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by Grantee during his or her employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter;
(iv)
the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries;
(v)
activity that results in Termination for Cause. For purposes of this Section 8(a)(v), “Termination for Cause” means a termination: (A) due to Grantee’s willful and continuous gross neglect of his or her duties for which he or she is employed; or (B) due to an act of dishonesty on the part of Grantee constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company or a Subsidiary; or
(vi)
any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

Nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(b)
Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to Grantee’s RSUs, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the RSUs covered by this Agreement, Grantee (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that Grantee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Grantee of any such amounts, including from Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
9.
Compliance with Law. Notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any of the Common Shares covered by this Agreement if the issuance thereof would result in violation of any law or regulation to which the Company is subject.
10.
Adjustments. Subject to Section 11 of the Plan, the Committee will make or provide for such adjustments in the number of and kind of Common Shares covered by the RSUs, or in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of Grantee’s rights under this Agreement that otherwise would result from any (a) extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities involving the Company, or (c) any other transaction or event having an effect similar to any of those referred to in Section 10(a) or 10(b) hereof.
11.
Withholding Taxes. If the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with Grantee’s right to receive Common Shares or cash under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of any such Common Shares or cash (or the realization of any other benefit provided for under this Agreement) that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts. Grantee may satisfy such tax obligation by paying the Company cash via personal check. Alternatively, unless otherwise determined by the Committee, Grantee may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the Common Shares provided for under this Agreement or by Grantee’s surrender of a portion of the Common Shares that he or she has owned. In no event, however, will the Company accept Common Shares for payment of taxes in excess of required tax withholding rates (unless such higher withholding amounts would not result in adverse accounting implications for the Company and the additional withholding amount is authorized by the Committee). If Grantee’s benefit is to be received in the form of Common Shares, and Grantee fails to make arrangements for the payment of required taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Further, notwithstanding anything in this Section 11 to the contrary, if at any time (a) Grantee is subject to reporting as a Director or an “officer” for purposes of Section 16 of the Exchange Act, (b) withholding is required with respect to the award evidenced by this Agreement, and (c) Grantee is subject to trading restrictions pursuant to a periodic or special closed trading window for the Company under its insider trading policies, then the Company will withhold Common Shares otherwise payable to Grantee under this award in order to satisfy such withholding, with the number of Common Shares withheld having a value equal to the amount required to be withheld. The Common Shares used for tax withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the applicable benefit is to be included in Grantee’s income.
12.
Rights as a Shareholder. Grantee will not have any rights as a Shareholder with respect to any Common Shares granted to him or her under this Agreement prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.
13.
Right to Terminate Employment. Nothing in this Agreement limits in any way whatsoever any right the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.
14.
Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
15.
Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect in a material manner the rights of Grantee with respect to the Common Shares or other securities covered by this Agreement without Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Grantee to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code, Section 10D of the Exchange Act, or other applicable law.
16.
Severability. In the event one or more of the provisions of this Agreement is unenforceable or is invalidated for any reason by a court of competent jurisdiction, such provision will be deemed to be separable from the other provisions of this Agreement, construed or deemed amended or limited in scope to confirm to the applicable laws or, in the discretion of the Committee, such provision will be stricken and the remaining provisions of this Agreement will continue to be valid and fully enforceable.
17.
Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. Grantee agrees that the state and federal courts located in the State of Ohio will have jurisdiction in any action, suit or proceeding against Grantee based on or arising out of this Agreement and Grantee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Grantee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
18.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan will be administered in a manner consistent with this intent.

[SIGNATURES ON FOLLOWING PAGE]

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the award of RSUs covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

_________________________________

Grantee

Date: ___________________________

This Agreement is executed by the Company on this ___ day of _________, 2025.

Metallus Inc.

By ___________________________________

Kristine C. Syrvalin

Executive Vice President, General Counsel and Chief

Human Resources Officer